Exhibit 21



                         SUBSIDIARIES

The following is a list of the Company's consolidated subsidiaries as of December 31, 1999:


                                                    Percent of
                                       State or     Voting
                                       Country of   Securities
Subsidiary                             Organization Owned
----------                             ------------ ----------

The Beard Company (1)                  Oklahoma     Registrant
Beard Leasing Company                  Delaware     80%
Beard Oil Company                      Delaware     100%
Beard Oilfield Service and Supply
 Co. (2)                               Oklahoma     100%
Beard Sino-American Resources Co.,
 Inc.                                  Oklahoma     100%
Beard Technologies, Inc.               Oklahoma     100%
Carbonic Reserves (2)                  Nevada       100%
Incorporated Tank Systems (5)          Delaware     49%
Incorporated Tank Systems de Mexico,
S.A. de C.V.                           Mexico       100%
Interstate Travel Facilities, Inc.     Oklahoma     100%
ISITOP, Inc.                           Oklahoma     80%
ITS, Inc.                              Oklahoma     100%
Reid Supply Company (2)                Nevada       100%
starpay.com, inc.                      Oklahoma     100%
_______

(1) The consolidated financial statements of the Company include accounts of Registrant and the subsidiaries controlled by the Registrant.
(2)  Inactive subsidiary.
(3) Excludes 80%-owned Cibola Corporation. Registrant does not have financial control of this subsidiary.
(4)  Also excludes 50%-owned ITS-TESTCO, L.L.C. and TESTCO INC.
     de MEXICO, S.A. de C.V. Registrant does not have operating and financial control of these subsidiaries.
(5) Owns 100% of ITS, Inc. which in turn owns 100% of Incorporated Tank Systems de Mexico, S.A. de C.V.